EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 31, 2003 with respect to the financial statements of Wells Capital, Inc. and our report dated January 31, 2003 with respect to the financial statements of Wells Real Estate Fund XIV, L.P. included in Post-Effective Amendment No. 10 to the Registration Statement (Form S-11 No. 333-101463) and related Prospectus of Wells Real Estate Fund XIV, L.P. for the registration of 4,500,000 of its limited partnership units.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 14, 2005